EXHIBIT 2.5

PLAN OF MERGER

OF

STOCKHOLM FOUR MERGER CORP.

WITH AND INTO

HIRECHECK, INC.

This PLAN OF MERGER, dated as of             , 2003, is entered into by and between Stockholm Four Merger Corp., a Florida corporation (“Merger Sub”), and HireCheck, Inc., a Florida corporation (the “Company”), in compliance with Section 607.1101 of the Florida 1989 Business Corporation Act (the “Florida Act”). The Company and Merger Sub are sometimes hereinafter referred to as the “Constituent Corporations.”

WITNESSETH:

WHEREAS, the respective boards of directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations and in the best interest of the shareholders of the Constituent Corporations that Merger Sub be merged with and into the Company (the “Merger”) so that the Company shall be the surviving corporation of the Merger.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION ONE: THE MERGER

1.1    Merger.    In the Merger, (a) Merger Sub shall be merged with and into the Company, (b) the separate existence of Merger Sub shall thereupon cease and (c) the Company shall be the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence, with all of its purposes, objects, rights, privileges, powers, immunities and franchises, under the laws of the State of Florida unaffected and unimpaired by the Merger.

1.2    The Surviving Corporation.    The Surviving Corporation shall succeed to all of the rights, privileges, immunities and franchises of Merger Sub, all of the properties and assets of Merger Sub and all of the debts, choses in action and other interests due or belonging to Merger Sub and shall be subject to, and responsible for, all of the debts, liabilities and obligations of Merger Sub with the effect set forth in the Florida Act.

1.3    Further Action.    If at any time after the consummation of the Merger any further action is necessary or desirable to carry out the purposes of this Plan of Merger or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action.

SECTION TWO: CORPORATE GOVERNANCE MATTERS

2.1    Articles of Incorporation.    Upon the consummation of the Merger, the Articles of Incorporation of the Company, as in effect immediately prior to the consummation of the Merger, shall be the Articles of Incorporation of the Surviving Corporation.

2.2    Bylaws.    Upon the consummation of the Merger, the Bylaws of the Company, as in effect immediately prior to the consummation of the Merger, shall be the Bylaws of the Surviving Corporation.

2.3    Directors.    Upon the consummation of the Merger, the directors of the Company immediately prior to the consummation of the Merger shall be the directors of the Surviving Corporation and shall hold office, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified.

2.4    Officers.    Upon the consummation of the Merger, the officers of the Company immediately prior to the consummation of the Merger shall be the officers of the Surviving Corporation and shall hold office, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified.

SECTION THREE: MANNER OF CONVERTING SHARES OF THE CONSTITUENT CORPORATIONS

3.1    Merger Sub Stock.    Upon the consummation of the Merger, each common share of Merger Sub outstanding immediately prior to the consummation of the Merger shall automatically be converted into and become one common share of the Surviving Corporation, and each certificate representing such common shares of Merger Sub shall, without any action on the part of the holder thereof, be deemed to represent the same number of common shares of the Surviving Corporation.

3.2    Conversion of Company Common Stock.    Upon the consummation of the Merger, all common shares of the Company outstanding immediately prior to the consummation of the Merger shall automatically be collectively converted into the right to receive [            ] shares of “Class B” Common Stock, par value $0.001, of First Advantage Corporation, a Delaware corporation (“Parent”) and the sole shareholder of Merger Sub (the “Merger Consideration”).

3.3    Closing of the Company’s Stock Ledger.    At and after the consummation of the Merger, and immediately following the conversion referred to in Section 3.1 hereof, all holders of certificates representing common shares of the Company that were outstanding immediately prior to the consummation of the Merger shall cease to have any rights as shareholders of the Company. At the close of business on the day the Merger is consummated the stock ledger of the Company shall be closed with respect to all such common shares.

3.4    Delivery of Merger Consideration.    Upon the consummation of the Merger, Parent will deliver to The First American Corporation, a California corporation (“FACO”) and the sole shareholder of the Company, a certificate or certificates, registered in FACO’s name, representing the Merger Consideration.

SECTION FOUR: MISCELLANEOUS

4.1    Termination.

(a)  Notwithstanding the approval of this Plan of Merger by the shareholders of the Company and Merger Sub, this Plan of Merger may be terminated at any time prior to the consummation of the Merger by mutual agreement of the parties to this Plan of Merger.

(b)  Notwithstanding the approval of this Plan of Merger by the shareholders of the Company and Merger Sub, this Plan of Merger shall terminate automatically in the event that the Agreement and Plan of Merger, dated as of December 13, 2002, among FACO, US SEARCH.com Inc., Parent and Stockholm Seven Merger Corp., shall be terminated as provided therein.

(c)  In the event of the termination of this Plan of Merger as provided above, this Plan of Merger shall become void and there shall be no liability on the part of the Company or Merger Sub or the Company’s or Merger Sub’s respective officers or directors.

4.2    Amendment.    This Plan of Merger may be amended by the parties hereto any time before or after approval hereof by the shareholders of the Company or Merger Sub, but after such approval, no amendment shall be made which by law requires the further approval of such shareholders without obtaining such approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.3    Counterparts.    In order to facilitate the filing and recording of this Plan of Merger, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

* * *

IN WITNESS WHEREOF, the Constituent Corporations have caused this Plan of Merger to be signed in their corporate names by an authorized officer as of the day and year first above written.

STOCKHOLM FOUR MERGER CORP., a Florida corporation

By:
Name:
Title:

HIRECHECK, INC., a Florida corporation

By:
Name:
Title: